Exhibit 10.9

Intelsat Global S.A.

RCS Luxembourg B149927

Intelsat S.A.

RCS Luxembourg B149970

Intelsat Global Holdings S.A.

RCS Luxembourg B162135

4, rue Albert Borschette

L-1246 Luxembourg

Intelsat Management LLC

3400 International Drive NW

Washington D.C., DC 20008

March 30, 2012

Phillip L. Spector

[Address]

Dear Mr. Spector:

Reference is made to (i) that certain Employment Agreement dated as of May 6, 2009 (as heretofore amended, the “Employment Agreement”), by and between you, Intelsat Global S.A. (f/k/a Intelsat Global, Ltd.) (“Intelsat Global”) and Intelsat S.A. (f/k/a Intelsat, Ltd.) (“Intelsat” and, together with Intelsat Global, the “Original Employers”) and (ii) the Assignment and Modification Agreement, dated December 21, 2009 (the “Assignment and Modification Agreement”), by and between Intelsat Management LLC (“Intelsat Management”) and the Original Employers, pursuant to which the rights and obligations of the Original Employers under the Employment Agreement were assigned to and accepted by Intelsat Management.

Prior to, or concurrently with the entry into this letter agreement (this “Agreement”), Intelsat Global Holdings S.A., a Luxembourg société anonyme (“Intelsat Global Holdings”), and all of the shareholders of Intelsat Global are entering into certain contribution agreements, pursuant to which such shareholders are contributing their Class A common shares, nominal value $0.01 per share, of Intelsat Global and Class B common shares, nominal value $0.01 per share, of Intelsat Global to Intelsat Global Holdings in exchange for Class A common shares, nominal value $0.01 per share, of Intelsat Global Holdings and Class B common shares, nominal value $0.01 per share, of Intelsat Global Holdings, all on the terms and conditions set forth in such contribution agreements (the “Transaction”).

In connection with the Transaction, the parties hereto agree to modify the Employment Agreement (this “Modification Agreement”) as of the Modification Effective Date (as defined below) as follows, with full force and effect as of the Modification Effective Date:

1. Modification. Following the consummation of the Transaction, you shall continue to serve as the Executive Vice President and General Counsel of Intelsat Global Holdings and you shall report to the chief executive officer of Intelsat Global Holdings.

2. Condition to Modification Effective Date. The effectiveness of this Modification Agreement is subject to the consummation of the Transaction (such time and date of consummation, the “Modification Effective Date”).

3. Miscellaneous.

3.1 Governing Law. This Modification Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the District of Columbia applicable to contracts executed and to be wholly performed therein.

3.2 Counterparts. This Modification Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

3.3 Severability. In the event that any part or parts of this Modification Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Modification Agreement which shall remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties’ intent.

3.4 Successors and Assigns. This Modification Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

3.5 Other. Except as provided specifically herein, this Modification Agreement shall not affect your rights under the Employment Agreement and the Assignment and Modification Agreement (including, for the sake of clarity, your right to retain your position as the Executive Vice President and General Counsel of Intelsat Management, Intelsat Global and Intelsat, and your right to report only to the chief executive officer of Intelsat Management and the chief executive officer of Intelsat, and all other rights you had in respect of the Employment Agreement, the Assignment and Modification Agreement and the Equity Award Agreements (as defined in the Assignment and Modification Agreement) prior to the execution of the Agreement). Except as expressly modified hereby, all terms, conditions and provisions of the Employment Agreement and Assignment and Modification Agreement shall remain unchanged and shall continue in full force and effect. For the avoidance of doubt, neither the execution of nor the transactions contemplated by this Modification Agreement or the Transaction shall give rise to a claim of termination of the your employment under the terms of the Employment Agreement or any of the Equity Award Agreements.

[Remainder of the page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Modification Agreement as of the date first above written.

INTELSAT S.A.

By:	/s/ David P. McGlade
Name:	David P. McGlade
Title:	Chief Executive Officer

INTELSAT GLOBAL S.A.

By:	/s/ David P. McGlade
Name:	David P. McGlade
Title:	Chief Executive Officer

INTELSAT MANAGEMENT LLC

By:	/s/ David P. McGlade
Name:	David P. McGlade
Title:	Chief Executive Officer

INTELSAT GLOBAL HOLDINGS S.A.

By:	/s/ David P. McGlade
Name:	David P. McGlade
Title:	Chief Executive Officer

Accepted and Agreed

as of the date first above written.

/s/ Phillip L. Spector
Phillip L. Spector